Exhibit 10.3

Print Name of Participant: Jessica M. Bibliowicz

NATIONAL FINANCIAL PARTNERS CORP.

2002 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT, made as of the date set forth on the Notice of Grant of Restricted Stock Units, by and between National Financial Partners Corp., a Delaware corporation (the “Company”), pursuant to the National Financial Partners Corp. National Financial Partners 2002 Stock Incentive Plan (the “Plan”) and the individual named on the Notice of Grant of Restricted Stock Units (the “Participant”). Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

WHEREAS, the Plan administrator has authorized the grant to the Participant of the Restricted Stock Units as set forth in the Notice of Grant of Restricted Stock Units.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

1.	Grant of Award. Pursuant to Section 7(b) of the Plan, and in partial satisfaction of the Company’s obligations pursuant to Section 3(c)(iii) of the Employment Agreement between the Participant and the Company, dated as of April 5, 1999 and amended and restated as of February 15, 2005 (such agreement, the “Employment Agreement”), the Company grants to the Participant, as of the effective date of grant specified in the Notice of Grant of Restricted Stock Units and subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the number of Restricted Stock Units as shown on the Notice of Grant of Restricted Stock Units. Record of the Participant’s grant shall be kept on the books of the Company until the Restricted Period (as defined in Section 2) shall have lapsed.

2.	Vesting. The Restricted Stock Units granted to the Participant shall vest and become payable in accordance with the schedule set forth in the Notice of Grant of Restricted Stock Units. Such schedule indicates the date upon which the Participant shall be entitled to receive shares of Common Stock, provided that as of such vesting date, the Participant’s Employment or Service with the Company and its affiliates has not been terminated, except as otherwise provided herein. The period from the date of grant of a Restricted Stock Unit to the date it becomes vested and payable shall be referred to herein as the “Restricted Period.”

3.	Form of Payment. Unless otherwise determined by the Committee at the time of payment, each Restricted Stock Unit granted hereunder shall represent the right to receive one share of Common Stock upon the vesting of such Restricted Stock Unit.

4.	Dividend Equivalents. Additional Restricted Stock Units shall be credited to the Participant’s account as of each date (a “Dividend Date”) on which cash dividends and/or special dividends and distributions are paid with respect to Common Stock, provided that the record date with respect to such dividend or distribution occurs within the Restricted Period. The number of Restricted Stock Units to be credited to the Participant’s account under the Plan as of any Dividend Date shall equal the quotient obtained by dividing (a) the product of (i) the number of the Restricted Stock Units credited to such account on the record date for such dividend or distribution and (ii) the per share dividend (or distribution value) payable on such Dividend Date, by (b) the Fair Market Value of a share of Common Stock as of such Dividend Date.

5.	Restrictions on Transfer. Restricted Stock Units may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Restricted Stock Unit Agreement shall be valid, and the Company will not transfer any of such Restricted Stock Units on its books, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

6.	Approvals. No shares of Common Stock shall be issued under this Restricted Stock Unit Agreement unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares to the Participant on the Participant’s undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

7.	Termination of Employment or Service. Except as set forth below, in the event that the Participant’s Employment or Service with the Company and its affiliates terminates, for any reason or for no reason, all Restricted Stock Units shall immediately be cancelled and forfeited.

(a)	In the event that, within 24 months following a Change of Control (as defined in the Employment Agreement), the Participant’s Employment or Service with the Company and its affiliates is terminated by the Company without Cause (as defined in the Employment Agreement) or by the Participant for Good Reason (as defined in the Employment Agreement), all Restricted Stock Units shall become immediately vested as of the date of such termination.

(b)	In the event that the Participant’s Employment or Service with the Company and its affiliates is terminated by the Company without Cause or by the Participant for Good Reason during the six-month period prior to a Change of Control, and it is demonstrated by the Participant that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control (an “Anticipatory Termination”), all Restricted Stock Units become immediately vested as of the date of such termination; provided, that if the Participant’s termination of employment is an Anticipatory Termination and if the Restricted Stock Units were unvested at termination, the Restricted Stock Units shall be reinstated and become fully vested immediately prior to such Change of Control.

8.	Taxes. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Stock Agreement. At the time the Participant recognizes taxable income in respect to the Restricted Stock Units, the Participant shall owe to the Company an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the payment of the Restricted Stock Units. At the Company’s discretion, the Participant may satisfy the foregoing requirement by one or a combination of the following methods: (a) making a payment to the Company in cash or cash equivalents; (b) with the consent of the Company, by authorizing the Company to withhold cash otherwise due to the Participant; (c) authorizing the Company to withhold a portion of the shares of Common Stock to be received hereunder having a value equal to or less than the minimum amount required to be withheld or (d) a combination of the foregoing.

9.	Compliance with Law and Regulations. This Agreement, the Award granted hereby and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

10.	Incorporation of Plan. This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, (other than those provisions that specifically reference, or are provided for in, the Employment Agreement) the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

11.	Notices. Any notices required or permitted hereunder shall be addressed to Office of the General Counsel, National Financial Partners, 787 Seventh Avenue, New York, New York 10019, or to the Participant at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

12.	Binding Agreement; Successors. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s personal representatives and beneficiaries.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon all Persons.

14.	Amendment. Except as provided in the Employment Agreement, this Agreement may be amended or modified by the Company at any time; provided, that notice is provided to the Participant in accordance with Section 12. Notwithstanding the foregoing, no amendment or modification that is adverse to the rights of the Participant as provided by this Agreement shall be effective unless set forth in a writing signed by the parties hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Participant has hereunto set his hand, all as of the day and year set forth below.

NATIONAL FINANCIAL PARTNERS CORP.

/s/ Douglas W. Hammond
Name: Douglas W. Hammond
Title: EVP

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

PARTICIPANT
/s/ Jessica M. Bibliowicz
Name:	Jessica M. Bibliowicz
Title:	President and Chief Executive Officer

Dated as of: February 16, 2005